CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

WeWearables, Inc:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated September 5, 2014, relating to our audit of the balance sheet of WeWearables, Inc. as of June 30, 2014, and the related statement of operations, changes in stockholders' equity, and cash flows for the period from May 15, 2014 (inception) to June 30, 2014. Our report dated September 5, 2014, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD, LLP

Walnut, California

September 5, 2014